EXHIBIT "99.1"

Transcontinental
REALTY INVESTORS

ABODE
PROPERTIES

Pillar Income
ASSET MANAGEMENT

FOR IMMEDIATE RELEASE

Media Contacts:
Chris Childress
On behalf of Transcontinental Realty Investors Inc.
469.522.4275

Transcontinental Realty Investors, Inc. and Abode Properties Announce Advisor May Make Purchases of Stock

Dallas, TX (June 19, 2018) - Transcontinental Realty Investors, Inc. (NYSE: TCI) and its subsidiary, Abode Properties, have been informed that their management company, Pillar Income Asset Management, has made a determination to acquire, from time to time, some of the shares of Common Stock of TCI. Any purchases of TCI Common Stock by Pillar will only be made in accordance with the requirements of Rule 10b-18 under the Securities Act of 1933, as amended (the "1933 Act"). Pillar's executive management (who also serve in the same capacity as Executive Officers for TCI) may use acquired shares as incentive or other considerations such as contributions to Pillar's employee 401(k) plan. Any purchases of TCI Common Stock by Pillar will satisfy Rule 10b-18's manner, timing, price, and volume conditions. While Pillar seeks to acquire any TCI Common Stock, TCI's own previously approved repurchase program will be held in suspension.

"Considering current trading levels of TCI stock and our general overview of the strength of the US economy, both now and in the near future, we believe acquiring shares back is financially prudent," commented Daniel Moos, Pillar Income Asset Management's President and CEO.

Pillar Income Asset Management, Inc. is a Dallas-based real estate management company, which develops and manages in excess of $2.5 billion of real estate for public and private real estate entities. Affiliated companies under management or advisement by Pillar include American Realty Investors, Inc. (NYSE: ARL); Transcontinental Realty Investors, Inc. (NYSE: TCI); Income Opportunity Realty Investors, Inc. (NYSE American: IOR), Abode Properties, and Regis Property Management, LLC.

Transcontinental Realty Investors maintains a strong emphasis on creating greater shareholder value through acquisition, financing, operation, developing, and sale of real estate across every geographic region in the United States. A New York Stock Exchange company, Transcontinental is traded under the symbol "TCI". Transcontinental produces revenue through the professional management of apartments, office buildings, warehouses, and retail centers that are "undervalued" or "underperforming" at the time of acquisition. Value is added under Transcontinental ownership, and the properties are repositioned into higher classifications through physical improvements and improved management. Transcontinental also develops new properties, such as luxury apartment homes principally on land it owns or acquires.

Abode Properties is a subsidiary of Transcontinental Realty Investors Inc., (NYSE: TCI), a Dallas-based real estate investment company. Abode's investment and strategic focus is to acquire, develop, and operate a portfolio of desirable multifamily residential properties, while capitalizing on our ability to obtain long term and static debt structures. The portfolio stands to benefit from historically established, proven, and successful operational practices, seasoned on-site management, and an experienced leadership team with forward thinking capabilities in order to realize maximum cash flows and consistent returns, while maintaining unequaled resident and customer service. We are disciplined and prudent allocators of capital and we will continue growing our geographically diverse portfolio from the Southwest to the Southeast. These markets are geographically located in areas of the country that correspond with both sustainable and viable economic growth activity.